Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Ed Merritt	Gerri Dyrek
Vice President, Investor Relations	Group Vice President, Corporate Communications
Digital River, Inc.	Digital River, Inc.
investorrelations@digitalriver.com	gdyrek@digitalriver.com
+1 952-225-3362	+1 952-225-3719

Digital River Completes Acquisition of LML Payment Systems

MINNEAPOLIS — Jan. 10, 2013 — Digital River, Inc. (NASDAQ: DRIV), the revenue growth experts in global cloud commerce, announced that it has completed its previously-announced all-cash acquisition of LML Payment Systems Inc. (NASDAQ: LMLP). Based in Vancouver, British Columbia, LML Payment Systems is a leading provider of electronic payment processing, risk management and authentication services. Digital River announced the definitive agreement to acquire LML Payment Systems on Sept. 24, 2012.

The acquisition joins two complementary card-not-present payments businesses, positioning Digital River to further capitalize on its global success in online payment processing. Collectively, the companies will handle more than $20 billion in global online transactions for tens of thousands of companies across a broad range of industries, including software, consumer electronics, government, utilities, event registration and mobile payments. The acquisition is expected to be accretive to Digital River’s earnings in its 2013 fiscal year.

“For more than 15 years, some of the world’s leading brands have relied on Digital River to handle their online payments on a global basis,” said Tom Donnelly, Digital River’s president and COO. “The completion of this acquisition is another affirmation of our ongoing commitment to expand our payment services. We fully intend to leverage this acquisition to offer our combined client bases new capabilities and more revenue opportunities across a broader range of vertical and geographic markets.”

“We believe this acquisition will drive value for Digital River’s stockholders and the customers of our newly combined companies,” added Souheil Badran, senior vice president and general manager for Digital River World Payments. “With the addition of LML Payment Systems, our World Payments solution is in an even stronger position to lead in our industry.”

The acquisition was approved at a meeting of LML Payment Systems shareholders on Jan. 7, 2013, and was formally completed on Jan. 10, 2013, following satisfaction of applicable regulatory requirements. As a result of the acquisition, Digital River acquired indirect ownership of 28,246,684 common shares of LML Payment Systems, representing 100% of the issued and outstanding common shares of LML Payment Systems. Concurrently with the completion of this acquisition, LML Payment Systems was amalgamated with a Digital River subsidiary and the amalgamated company will continue operating under the name “LML Payment Systems Inc.” As a result of the completion of the acquisition, trading in shares of LML Payment Systems has been permanently discontinued. LML Payment Systems shareholders will receive U.S. $3.45 per share in cash for their shares.

About LML Payment Systems Inc.

LML Payment Systems Inc., through its Canadian subsidiary Beanstream Internet Commerce Inc., and US subsidiaries Beanstream Internet Commerce Corp and LML Payment Systems Corp., is a leading provider of financial payment processing solutions for e-commerce and traditional businesses. The company provides credit card processing, online debit, electronic funds transfer, automated clearinghouse payment processing and authentication services, along with routing of selected transactions to third party processors and banks for authorization and settlement. For more details about LML Payment Systems, visit www.lmlpayment.com.

About Digital River, Inc.

Digital River, Inc., the revenue growth experts in global cloud commerce, builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Its multi-channel commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running a global commerce operation. The company’s comprehensive platform offers site development and hosting, order management, global payments, cloud-based billing, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Founded in 1994, Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit its corporate website, follow the company on Twitter or call +1 952-253-1234.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements. Such forward-looking statements can be identified by the words “believes,” “intends,” “expects” and similar words.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Digital River, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  These risks and uncertainties, include, but are not limited to, those relating to: the impact of the transaction on relationships with customers, suppliers and employees, the financial performance of Digital River and LML Payment Systems following completion of the proposed transaction, the ability to successfully integrate the businesses of Digital River and LML Payment Systems, the ability to realize anticipated benefits of the proposed transaction (including expected cost savings and other synergies), the risk that anticipated benefits of the proposed transaction may take longer to realize than expected, and other risks such as the variability in Digital River’s and LML Payment System’s operating results and competition in the electronic commerce and payments markets.  Additional information concerning other risk factors is contained in the parties’ most recent Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made, and Digital River undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. All subsequent written and oral forward-looking statements concerning Digital River or LML Payment Systems, the proposed transaction, or other matters and attributable to Digital River or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Digital River is a registered trademark of Digital River, Inc. All other trademarks and registered trademarks are trademarks of their respective owners.

###